Exhibit 2.2


                AGREEMENT FOR LICENSE OF STOCK SELECTION PROCESS

   THIS AGREEMENT is made by and between The Prudential Insurance Company of America (Prudential), organized under the laws of the State of New Jersey, with a place of business at 751 Broad Street, Newark, New Jersey 07102-3777, and Van Kampen Funds Inc. (Licensee), whose principal offices are located at 1 Parkview Plaza, P.O. Box 555, Oakbrook Terrace, IL 60181.

   WHEREAS, Prudential (as assignee) possesses certain rights in a computer-implemented method and system for selecting stock equities for inclusion in a strategic investment portfolio including identifying stocks making up a preselected index and analyzing the stocks for market capitalization and sales, according to predetermined criteria selected according to the investment strategy which results in a sorted list of accepted stocks as more fully described on Attachment I (the "Invention"); and

   WHEREAS, Licensee desires to use and Prudential desires to license the right to use the Inventions as a basis of the unit investment of trusts or other products described in Attachment II. (Derivative Products to be traded, sponsored, marketed and distributed on a public basis by Licensee or its authorized affiliates) and to describe the Invention solely in materials relating or referring to the Derivative Products; and

   WHEREAS, Licensee is legally authorized to sponsor and distribute such Derivative Products, and each Derivative Product will be sponsored and distributed as legally required under applicable law;

   NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, Licenses and Prudential, intending to be legally bound, agree as follows:

   Section 1. Term and Life of Agreement.

   Section 1.1. The Term of this Agreement for a particular Derivative Product is that stated for that Derivative product in Attachment II; thereafter, the Term of this Agreement shall renew for subsequent one-year terms, unless either party gives Notice to the other at least 90 days before the end of the present Term, or otherwise terminates the Term of this Agreement as provided herein.

   Section 1.2. The Life of this Agreement for a particular Derivative Product is that stated for Derivative Product in Attachment II.

   Section 2. Scope of License. Prudential hereby grants Licensee an exclusive, non-transferable and non-sub-licensable (except as provided herein) license to use the Invention as a basis or component of the Derivative Products which are established by Licensee during the Term of this Agreement; provided, however, that Prudential retains the right to use the Invention in its own derivative products which may be distributed in any and all distribution channels. Prudential further grants Licensee the right to use the Invention (and descriptions thereof) solely in materials referring or relating to the Derivative Products during the Life of this Agreement. No license is granted to use the Invention for any other use, including as part of a news service or for collateral products, without the advance written Consent of Prudential. During the Life of this Agreement, no further consent of Prudential need be obtained for use of the Invention by any syndicator or underwriter of a Derivative Product offering, or for any secondary or other vessel of that Derivative Product, provided such secondary or other resale, syndication, or underwriting is legal under applicable law.

   Section 3. Fees. Licensee shall pay Prudential the fees specified in Attachment II (Fees), in immediately available United States funds. All Fees are to be paid on a quarterly basis and are due within 30 days of the end of each quarter. The payments shall be delivered to Prudential Securities, Inc.,
Attention: Richard Hoffman, U.I.T. Unit.

   Section 4. Protection of Marks. Prudential will use reasonable efforts to maintain and protect the value of its Invention.

   Section 5. Sub-Licensees. Licensee may only sub-license the use of the Invention by its subsidiaries or affiliates. However, Licensee shall assume all responsibility for, and will hold harmless and indemnity Prudential against, any action or inaction by a sub-licensee as if such action or inaction were that of the Licensee.

   Section 6. Indemnification. Prudential has filed a patent application with respect to the Invention in the United States. In the United States, Prudential warrants and represents that it has the right to grant the rights to use the Invention specified in this Agreement and that the Licensee shall not infringe any copyright, trademark, or service mark (Intellectual Property right) of any third party. Prudential will defend, indemnify, and hold harmless (Indemnify) Licensee (including its and its sub-licensee's shareholders, officers, directors, employees, and agents) against any and all claims, demands, actions, suits, or proceedings (Disputes) asserting that the Invention infringes any Intellectual Property right as defined above of any third party and Prudential will pay the third party the total amount of any award, judgment, or settlement (including all damages however designated) awarded to such third party resulting from the dispute to the extent caused by the failure of Prudential's warranty.

   Section 7. Confidentiality. Each party shall protect information declared by the other to be Confidential, or proprietary, including but not limited to the computer-implemented method and system for selecting stock equities which is the subject matter of this license. In fulfilling its confidentiality obligations, each party shall use a reasonable standard of care, at least the same standard of care which it uses to protect its own similar confidential or proprietary information. All confidential or proprietary information must be conspicuously marked Proprietary or Confidential. Information revealed orally becomes subject to protection when related to marked written materials or when designated as Proprietary or Confidential as long as the designation is confirmed in writing within 10 calendar days of the designation. Either party may disclose information to the extent demanded by a court, revealed to a government agency with regulatory jurisdiction over the party, or in the party's regulatory responsibilities over its members, associated persons, issuers, or others under the Exchange Act of 1934, or similar applicable law. The obligation of non-discourse shall not extend to: (1) information which is then already in the possession of the party while not under a duty of non-disclosure; (2) information which is generally known or revealed to the public or within the applicable industry; (3) information which is revealed to the party by a third party--unless the party knows that such third party is under a duty of non-disclosure; or (4) information which that party develops independently of the disclosure. Each copy, including its storage media, shall be marked with all notices which appear on the original. The obligation of non-disclosure shall survive for a period of three years from the date of disclosure.

   Section 8. Survival of Provisions. The terms of this Agreement shall apply to any rights that survive through the Life of this Agreement, the cancellation, termination, or rescission of this Agreement--namely, Confidentiality, Indemnification, and any warranties.

   Section 9. Cancellation.

   Section 9.1. Either party may elect, without prejudice to any other rights or remedies, to terminate the Term of this Agreement, upon 30 days' notice with an opportunity to cure within the stated period, if the other party has failed to perform any material obligations under this Agreement.

   Section 9.2. Either party may elect, without prejudice to any other rights or remedies, to terminate the Term of this Agreement without notice, if a petition in bankruptcy has been filed by or against the other party or the other party has made an assignment for the benefit of creditors, or a receiver has been appointed for the other party or any substantial portion of other party's property, or the other party's or its officers or directors takes action approving or makes an application for any of the above.

   Section 9.3. Either party may elect, without prejudice to any other rights or remedies, to terminate the Term of this Agreement with 30 days' Notice (or in the event of an emergency, with such Notice as is practicable), if either party's ability to perform its obligations under this Agreement is substantially impaired by any new statute or new rule, regulation, order, opinion, judgment, or injunction of the Securities and Exchange Commission (SEC), a court, an arbitration panel, or governmental body or Self-Regulatory Organization with jurisdiction over the party.

   Section 10. Subsequent Parties; Limited Relationship. The Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective permitted successors, or assigns. Licensee shall not assign this Agreement (including by operation of law) without the written consent of Prudential. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any person other than the parties hereto, or their respective permitted successors or assigns, any rights or remedies under or by reason of this Agreement; (b) constitute the parties hereto as partners or participants in a joint venture; or (c) appoint one party the agent of the other.

   Section 11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior negotiations, communications, writings, and understandings.

   Section 12. Governing Law. This Agreement shall be deemed to have been made in the United States, State of New York, and shall be construed and enforced in accordance with, and the validity and performance hereof shall be governed by, the laws of the State of New York, without reference to principles of conflicts of laws thereof. The parties consent to submit to the jurisdiction of the courts for or in the State of New York in connection with any action or proceeding instituted relating to this Agreement.

   Section 13. Authorization. This Agreement shall not be binding upon a party unless executed by an authorized officer of that party. Licensee and Prudential, and the persons executing this Agreement represent that such persons are duly authorized by all necessary and appropriate corporate and other action to execute the Agreement on behalf of Prudential or Licensee.

   Section 14. Headings. Section Headings are included for convenience only and are not to be used to construe or interpret this Agreement.

   Section 15. Notices. All notices, invoices, and other communications required to be given in writing under this Agreement shall be directed to the persons identified in subsections (a) and (b) below and shall be deemed to have been duly given upon actual receipt by the parties, or upon constructive receipt if sent by certified mail, return receipt requested (as of the date of signature or of first refusal of the return receipt), or by any other delivery method which obtains a signed delivery receipt, addressed to the persons named below to the following addresses or to such other address as any party hereto shall hereafter specify by written notice to the other party or parties hereto:

(a)     if to Licensee:

        Name:                     Daniel Waldron
        Title:                    Vice President
        Address:                  1 Parkview Plaza

                                  P.O. Box 5555
                                  Oakbrook Terrace, IL  60181-5555
        Telephone Number:         (630) 684-6411

   With, in the event of notices of Dispute or default, a required copy to:

        Van Kampen Funds Inc.
        1 Parkview Plaza
        P.O. Box 5555
        Oakbrook Terrace, IL  60181-5555
        Attn:  Office of General Counsel

(b)     if to Prudential:

        Name:                     Kenneth R. Swankie
        Title:                    Senior Vice President
        Address:                  Prudential Securities Incorporated

                                  14th Floor, One New York Plaza
                                  New York,  New York  10292
        Telephone Number:         (212) 778-6165

   With, in the event of notices of Dispute or default or termination, a required copy to:

        Name:                     Maribel Figueredo
        Title:                    Assistant General Counsel
        Address:                  The Prudential Insurance Company of America

                                  2 Gateway Center, 17th Floor
                                  Newark, New Jersey  07102

   Section 16. Amendment, Waiver, and Severability. Except as otherwise provided herein, no provision of this Agreement may be amended, modified, or waived, unless by an instrument in writing executed by a duly authorized officer of the party against whom enforcement of such amendment, modification, or waiver is sought (Consent).

   Section 16.1. No failure on the part of Prudential or Licensee to exercise, no delay in exercising, and no course of dealing with respect to any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege under this Agreement.

   Section 16.2. If any of the provisions of this Agreement, or application thereof to any person or circumstance, shall to any extent be held invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to persons or circumstances other than those as to which they are held invalid or unenforceable, shall not be affected thereby and each such term and provision of this Agreement shall be valid and enforceable in the fullest extent permitted by law.

   Section 17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and such counterparts together shall constitute but one and the same instrument.

   Section 18. Schedule of Attachments. The following Attachments are referred to in this Agreement and are incorporated as if set forth in full herein. In the event of a conflict between the Attachments and this Agreement, the Attachments shall govern:

         Attachment I        Description of Invention
         Attachment II       Definition of Derivative Products and Prices


                      [This Space Intentionally Left Blank]



   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.


                        VAN KAMPEN FUNDS INC. (Licensee)


 By:

                        Name:________________________________________________
                        Title:_______________________________________________
                                       Authorized Officer
                        Date:________________________________________________



   Executed this ____ day of __________, 19__, for and on behalf of:



            THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (Prudential)



 By:

                        Name:________________________________________________
                        Title:_______________________________________________
                                       Authorized Officer


                                  ATTACHMENT I

                            DESCRIPTION OF INVENTION

   The Invention is a computer-implemented method for creating a portfolio of equity stocks, comprising the steps of determining the composition of a predetermined broad-based stock index by accessing a database and creating a list of the stocks making up the index, obtaining from the database for each stock in the index, data relating to at least market capitalization and sales of the company issuing the stock, creating an acceptable stock list by at least eliminating from the index list stocks having a market capitalization below a predetermined value, and sorting the acceptable list of stocks by sales and placing into said portfolio, until a predetermined number of stocks are reached, a stock having the highest sales of the remaining list.

   The Invention further contemplates that the predetermined value of the market capitalization is the top twenty percent of the broad-based stock index, and further that the broad-based stock index is the Nasdaq-100 Index.



                                  ATTACHMENT II

                  DEFINITION OF DERIVATIVE PRODUCTS AND PRICES

DESCRIPTION OF PRODUCT(S)

   Each Derivative Product(s) will be called The Nasdaq Strategic 10 Trust, as described in the attached brochure. Each Derivative Product will utilize a strategy based on the Invention to determine the stocks in the Derivative Product. Each of the Derivative Product(s) are intended to be in the primary offering period for three months. At this time, the Licensee intends to offer a subsequent Derivative product every three months.

   The sponsor intends to offer new series of these Derivative Products indefinitely.

   The term, life and effective date of this Agreement with respect to any Derivative Product shall be three years from the date such Derivative Product is created.

FEES

   The Licensee agrees to pay Prudential, on behalf of all applicable Derivative Product(s), an aggregate quarterly amount equal to 2.0 basis points on assets held in each Derivative Product, such payments to be made within 30 days following the end of each calendar quarter.